Exhibit 99.1

iBasis Provides Outlook for Fourth Quarter 2004; Company Achieves Sixth Consecutive Quarter of Growth Including Record Revenue, Margin and Traffic Volume

    BURLINGTON, Mass.--(BUSINESS WIRE)--Jan. 13, 2005--iBasis, Inc. (OTCBB: IBAS), a leader in international long distance, VoIP, and prepaid calling cards, today announced preliminary results for the fourth quarter ended December 31, 2004. Final results for the quarter will be announced on February 2, 2005.
    Revenue for the fourth quarter of 2004 is expected to be approximately $75 million, compared to $53.2 million for the fourth quarter of 2003. Net loss for the fourth quarter of 2004 is expected to be $1.2 to $1.8 million, or $(0.02) to $(0.03) per share, compared to net loss for the fourth quarter of 2003 of $2.6 million, or $(0.06) per share. For the full year 2004, revenue is expected to be approximately $264 million, an increase of approximately 48% over 2003 revenue of $178.2 million.

    Highlights of the fourth quarter are expected to include:

    -- Achieved sixth consecutive quarter of revenue, gross margin, and traffic volume growth;

    --  Increased revenue approximately 40% over Q4 2003.

    "We achieved yet another record quarter with increased revenue and margin and lower expenses," said Ofer Gneezy, president and CEO of iBasis. "We made significant progress and expect to continue to grow our wholesale and retail businesses to achieve profitability. In addition, our income will be further bolstered if and when our debt converts to equity, and we no longer have to pay interest."



 ($ in millions)        Wholesale        Retail(b)          Total
----------------------------------------------------------------------
Revenue                $59.9 - 60.1     $15.0 - 15.2    $74.9 - 75.3
----------------------------------------------------------------------
Gross Margin(a)         $8.9 - 9.1       $1.5 - 1.7     $10.4 - 10.8
----------------------------------------------------------------------
Gross Margin %          14.8 - 15.2%     10.5 - 11.5%    14.0 - 14.4%

(a)Net Revenue less Data Communications and Telecommunications costs

(b)Previously referred to as Prepaid and other Enhanced Services (PES)


    Key Indicators

    Minutes of use on The iBasis Network(TM) in the fourth quarter 2004 rose to approximately 1.5 billion, a 57% increase over the 955 million minutes carried in the fourth quarter 2003, and a 16% increase over the 1.3 billion minutes in the third quarter 2004. For the full year 2004, iBasis completed 4.9 billion minutes of international VoIP calls, or more than 16% of all international VoIP minutes, according to forecasts from Telegeography 2005.
    Average revenue per minute declined to approximately 5.0 cents per minute in the fourth quarter 2004, down from 5.5 cents per minute in the third quarter 2004. Average revenue per minute is based on our reported net revenue divided by minutes of traffic.
    iBasis ended the fourth quarter of 2004 with $38.8 million in cash compared to $17.3 million at the end of the fourth quarter 2003 and $46.6 million at the end of the third quarter 2004.

    January 14 Conference Presentation

    As previously announced, Mr. Gneezy will present at the 7th Annual Needham & Company Growth Conference at 9:30 a.m. ET on January 14, 2005. A live webcast of the presentation will be available from the Investor Relations section of the iBasis website at www.ibasis.com. Those interested in viewing the presentation are asked to log on to the webcast 10 minutes prior to the scheduled start time. An archived version of the webcast will also be available after the conclusion of Mr. Gneezy's presentation. The Needham & Company Growth Conference is being held at the New York Palace Hotel in New York City January 10 - 14, 2005.

    About iBasis

    Founded in 1996, iBasis (OTCBB: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(R) web-based offering and disposable calling cards, which are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, MCI, Sprint, Telefonica, Telenor, and Telstra. iBasis has carried more than 13 billion minutes of international voice over IP
(VoIP) traffic over its global Cisco Powered(TM) network, and is one of the ten largest carriers of international voice traffic in the world(1). For three consecutive years service providers have named the Company as the best international wholesale carrier in ATLANTIC-ACM's annual International Wholesale Carrier Report Card(2). iBasis was also ranked among the fastest-growing technology companies in New England in the 2002, 2003, and 2004 Technology Fast 50 programs sponsored by Deloitte & Touche. The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    Assured Quality Routing, iBasis, and Pingo are registered marks, DirectVoIP, The iBasis Network, Internet Central Office, and Internet Branch Office are trademarks of iBasis, Inc. Cisco and Cisco Powered are registered trademarks of Cisco Systems, Inc. All other trademarks are the property of their respective owners.

    Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to the company's current expectations regarding revenue growth, sources of revenue, margin improvement, profitability, future capital expenditures, and cash flows constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of the company's services and the timing and amount of revenue and margin generated by these services; (ii) fluctuations in the market for and pricing of these services; and (iii) the other considerations described as "Risk Factors" in the Company's most recent Forms 10-K and 10-Q, and the company's other SEC filings. We have no current intention to update any forward-looking statements.

    Use of Non-GAAP Financial Data

    The Company provides certain financial data in addition to providing financial results in accordance with GAAP. This data is not in accordance with, or an alternative to GAAP, and may be different from Non-GAAP financial data used by other companies. This Non-GAAP financial data includes average revenue per minute, which the Company believes provides useful information, to both its management and investors about the Company's current performance.

    (1)Telegeography 2004 data compared with iBasis annualized Q3 2004 traffic volume.

    (2)ATLANTIC-ACM International Wholesale Carrier Report Card -
2002, 2003, & 2004.


    CONTACT: Media:
             iBasis, Inc.
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors:
             iBasis, Inc.
             Richard Tennant, 781-505-7409
             ir@ibasis.net